UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 31, 2015, NeoPhotonics Corporation (the “Company”) entered into a Seventh Amendment to Credit Agreement (the “Amendment”) to that certain Revolving Credit and Term Loan Agreement (the “Credit Agreement”), dated as of March 21, 2013, with Comerica Bank, as Administrative Agent and Lead Arranger (the “Agent”), and the lenders from time to time party thereto. The Amendment provided for an increase to the senior secured revolving credit line from $25,000,000 to $30,000,000.  The Company paid certain fees to the Agent in connection with the Amendment.

The Company intends to utilize a portion of the increased credit line under the Credit Agreement to repay all outstanding amounts under a promissory note held by EMCORE Corporation in the original principal amount of approximately $16.0 million. Such promissory note was issued by the Company as part of the consideration for its acquisition of the tunable laser product lines of EMCORE in January 2015.  By repaying the EMCORE promissory note, the Company expects to save the additional interest expenses that would have arisen in the two-year period of the note, when the interest rate is 5% per annum in the first year and 13% per annum in the second year, compared to approximately 3% as of March 31, 2015 under the Credit Agreement.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2014 Bonus Awards

On March 27, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) awarded discretionary bonus awards payable to certain of the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”)) for performance related to the fiscal year 2014 in the amounts set forth below.  The bonus awards are payable in cash and fully-vested restricted stock units (“RSU’s) issued under the Company’s 2010 Equity Incentive Plan.

Named Executive Officer	2014 Cash Bonus Award		2014 RSU’s Bonus Award (#)
Timothy S. Jenks, President and Chief Executive Officer	$159,000		28,659
Clyde R. Wallin, Senior Vice President and Chief Financial Officer	60,420		10,890
Dr. Raymond Cheung, Senior Vice President and Chief Operating Officer	74,457	(1)	13,420
Dr. Wupen Yuen, Senior Vice President and General Manager	55,385		9,983
Benjamin L. Sitler, Senior Vice President of Global Sales	47,700		8,598

(1)	Calculated in U.S. dollars at the applicable exchange rate. Dr. Cheung’s actual bonus will be paid in Chinese RMB.

2015 Target Bonus

On March 27, 2015, the Compensation Committee also approved target bonuses for 2015 for its “named executive officers” in the amounts set forth below.

Named Executive Officer	2015 Target Bonus Percentage(1)	2015 Target Bonus Amount(2)
Timothy S. Jenks, President and Chief Executive Officer	75%	$300,000
Clyde R. Wallin, Senior Vice President and Chief Financial Officer	40	114,000
Dr. Raymond Cheung, Senior Vice President and Chief Operating Officer	40	136,000	(3)
Dr. Wupen Yuen, Senior Vice President and General Manager	40	110,000
Benjamin L. Sitler, Senior Vice President of Global Sales	40	106,000

(1)	Target bonuses percentages are expressed as a percentage of 2015 base salary.

(2)

To the extent the applicable base salary is adjusted in 2015, the dollar amount resulting from the target bonus percentage would be adjusted for the pro rata portion of the year in which the adjusted salary applies.

(3)	The Target Bonus Amount is calculated in U.S. dollars at the applicable exchange rate and Dr. Cheung’s actual bonus, if any, will be paid in RMB.

The Compensation Committee structured target bonuses for the fiscal year 2015 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	Non-GAAP net income from operations for the fiscal year 2015; and

•	Completion of research and development product platforms expected to generate profitable revenue in fiscal year 2015 and beyond.

For target bonuses for the fiscal year 2015, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

The Compensation Committee may in its discretion award up to fifty percent (50%) of the final earned 2015 bonuses to senior management and U.S. director level employees in the form of restricted stock units.

It is expected that, in the first quarter of 2016, the Compensation Committee will review the Company’s fiscal year 2015 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2015.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	Seventh Amendment to Credit Agreement and Amendment to Security Agreement, dated March 31, 2015, by and between NeoPhotonics Corporation, Comerica Bank, as Agent and sole Lender.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2015	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Seventh Amendment to Credit Agreement and Amendment to Security Agreement, dated March 31, 2015, by and between NeoPhotonics Corporation, Comerica Bank, as Agent and sole Lender.

6